EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Premium Lifestyle Enterprise, Inc.:

We consent to the incorporation by reference in the Registration Statement (no. 333-125541) on Form S-8 of China Premium Lifestyle Enterprise, Inc. of our report dated March 27, 2008, except for notes 9 and 14 which are dated as of January 20, 2009, relating to the consolidated financial statements of China Premium Lifestyle Enterprise, Inc. and subsidiaries as of December 31, 2007 and 2006, and for the years then ended, which report is included in the annual report on Form 10-K/A (Amendment No.1) for the year ended December 31, 2007, of China Premium Lifestyle Enterprise, Inc.

/s/ HLB Hodgson Impey Cheng
HLB Hodgson Impey Cheng Hong Kong, S.A.R. January 20, 2009